As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333-190887

Registration No. 333-176391

Registration No. 333-153867

Registration No. 333-133390

Registration No. 333-121785

Registration No. 333-115451

Registration No. 333-88226

Registration No. 333-84395

Registration No. 333-84389

Registration No. 033-60699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-190887)

Post-Effective Amendment No. 1 (No. 333-176391)

Post-Effective Amendment No. 1 (No. 333-153867)

Post-Effective Amendment No. 1 (No. 333-133390)

Post-Effective Amendment No. 1 (No. 333-121785)

Post-Effective Amendment No. 1 (No. 333-115451)

Post-Effective Amendment No. 1 (No. 333-88226)

Post-Effective Amendment No. 1 (No. 333-84395)

Post-Effective Amendment No. 1 (No. 333-84389)

Post-Effective Amendment No. 1 (No. 033-60699)

to

Form S-8

Registration Statement

Under The Securities Act of 1933

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0659571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust

BancorpSouth, Inc. Amended and Restated Long-Term Equity Incentive Plan

BancorpSouth, Inc. 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, as Amended

BancorpSouth, Inc. Director Stock Plan, As Amended and Restated

Premier Bancorp, Inc. 1998 Stock Option Plan

Premier Bancorp, Inc. 1998 Outside Director Stock Option Plan

(Full title of the plans)

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Rollins III

Chairman and Chief Executive Officer

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

(662) 680-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

E. Marlee Mitchell

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒		Accelerated Filer	☐
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by BancorpSouth, Inc., a Mississippi corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-190887, as filed with the Commission on August 29, 2013, registering 10,000,000 shares of the Company’s common stock, par value $2.50 per share (“Common Stock”), issuable under the BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust.

•	Registration Statement No. 333-176391, as filed with the Commission on August 19, 2011, registering 3,000,000 shares of Common Stock issuable under the BancorpSouth, Inc. Long-Term Equity Incentive Plan.

•	Registration Statement No. 333-153867, as filed with the Commission on October 6, 2008, registering 580,000 shares of Common Stock issuable under the BancorpSouth, Inc. 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

•	Registration Statement No. 333-133390, as filed with the Commission on April 19, 2006, registering 1,000,000 shares of Common Stock issuable under the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan (currently named the “401(k) Profit-Sharing Plan and Trust”).

•	Registration Statement No. 333-121785, as filed with the Commission on December 30, 2004, registering 385,848 shares of Common Stock issuable under the Premier Bancorp, Inc. 1998 Stock Option Plan, the Premier Bancorp, Inc. 1998 Outside Director Stock Option Plan, and for Business Holding Corporation Individual Stock Options.

•	Registration Statement No. 333-115451, as filed with the Commission on May 13, 2004, registering 400,000 shares of Common Stock issuable under the BancorpSouth, Inc. Director Stock Plan, As Amended and Restated.

•	Registration Statement No. 333-88226, as filed with the Commission on May 14, 2002, registering 4,000,000 shares of Common Stock issuable under the BancorpSouth, Inc. 1994 Stock Incentive Plan as Amended and Restated (currently named the “BancorpSouth, Inc. Amended and Restated Long-Term Equity Incentive Plan”).

•	Registration Statement No. 333-84395, as filed with the Commission on August 3, 1999, registering 2,000,000 shares of Common Stock issuable under the BancorpSouth, Inc. 1994 Stock Incentive Plan as Amended and Restated (currently named the “BancorpSouth, Inc. Amended and Restated Long-Term Equity Incentive Plan”).

•	Registration Statement No. 333-84389, as filed with the Commission on August 3, 1999, registering 100,000 shares of Common Stock issuable under the BancorpSouth, Inc. Director Stock Plan.

•	Registration Statement No. 033-60699, as filed with the Commission on June 29, 1995, registering 549,104 shares of Common Stock issuable under the BancorpSouth, Inc. 1994 Stock Incentive Plan (currently named the “BancorpSouth, Inc. Amended and Restated Long-Term Equity Incentive Plan”), the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, and Acquisition Options.

On July 26, 2017, the Company, as part of a plan to effect a corporate reorganization, entered into an Agreement and Plan of Reorganization with BancorpSouth Bank (the “Bank”). On August 15, 2017, the Company entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of August 15, 2017, by and between the Company and the Bank (the “Amended Plan of Reorganization”). The Amended Plan of

Reorganization provided that the Company would be merged with and into the Bank with the Bank continuing as the surviving entity (the “Reorganization”).

In accordance with the Amended Plan of Reorganization, on October 31, 2017, the Reorganization was completed. As a result, the separate existence of the Company ceased to exist, and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Company were vested in and assumed by the Bank.

Accordingly, the Bank has assumed the Company’s previously existing equity incentive plans, performance incentive plans, equity awards, and employee benefit plans. Pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), securities issued by the Bank, including the Bank’s common stock to be issued in connection with such plans and, in the case of the 401(k) Profit-Sharing Plan and Trust, the plan interests issued thereunder, are exempt from registration under the Securities Act.

As a result of the Reorganization, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. The Bank, by filing this Post-Effective Amendment on behalf of the Company, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on November 1, 2017.

BANCORPSOUTH BANK (as successor to BancorpSouth, Inc.)

/s/ James D. Rollins III
James D. Rollins III Chairman and Chief Executive Officer